Exhibit 8.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

April 28, 2020

IAC/InterActiveCorp

555 West 18th Street

New York, NY  10011

Ladies and Gentlemen:

We have acted as counsel to IAC/InterActiveCorp (“IAC”), a Delaware corporation, in connection with (i) the proposed transfer (the “New IAC Distribution”) by IAC to holders of IAC common stock and IAC Class B common stock, as a result of the Reclassification (as defined in the Registration Statement) and mandatory exchange of IAC Series 1 mandatorily exchangeable preferred stock and IAC Series 2 mandatorily exchangeable preferred stock, as applicable, of common stock and Class B common stock, respectively, of IAC Holdings, Inc. (“New IAC”), a Delaware corporation and a direct wholly owned subsidiary of IAC and (ii) the proposed merger (the “Merger”) of Match Group, Inc. (“Match”), a Delaware corporation, with and into Valentine Merger Sub LLC (“New Match Merger Sub”), a Delaware limited liability company and an indirect wholly owned subsidiary of IAC, with New Match Merger Sub as the surviving corporation, in each case, as contemplated by the Transaction Agreement (as amended through the date hereof, the “Agreement”), dated as of December 19, 2019, by and among IAC, New IAC, New Match Merger Sub, and Match.  In connection with the effectiveness of the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of IAC, including the joint proxy statement/prospectus forming a part thereof, relating to the New IAC Distribution, the Merger, and the other transactions contemplated by the Agreement (the “Separation”) and initially filed with the Securities and Exchange Commission on February 13, 2020, you have requested our opinion as to certain U.S. federal income tax matters.

In providing our opinion, we have examined the Agreement, the Registration Statement and such other documents, records and papers as we have deemed necessary or appropriate in order to give the opinion set forth herein.  In addition, we have assumed that:

(i) the Separation will be consummated in accordance with the provisions of the Agreement and as described in the Registration Statement (and no covenants or conditions described therein and affecting this opinion will be waived or modified), (ii) the statements concerning the Separation and the parties thereto set forth in the Agreement and the Registration Statement are true, complete and correct and the Registration Statement is true, complete and correct and will remain true, complete and correct at all times up to and including the effective time of the Merger, (iii) all such statements qualified by knowledge, belief or materiality or comparable qualification are and will be true, complete and correct as if made without such qualification, (iv) all documents submitted to us as originals are authentic, all documents submitted to us as copies conform to the originals, all relevant documents have been or will be duly executed in the form presented to us and all natural persons who have executed such documents are of legal capacity and (v) all applicable reporting requirements have been or will be satisfied.  If any of the above described assumptions is untrue for any reason, or if the Separation is consummated in a manner that is different from the manner described in the Agreement and the Registration Statement, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing and the exceptions, limitations and qualifications described in the Registration Statement, it is our opinion that insofar as it summarizes U.S. federal income tax law, the discussion set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Separation” is accurate in all material respects.

We express no opinion on any issue or matter relating to the tax consequences of the transactions contemplated by the Agreement or the Registration Statement other than the opinion set forth above.  Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect.  Any change in applicable laws or the facts and circumstances surrounding the Separation, or any inaccuracy in the statements, facts, or assumptions upon which we have relied, may affect the continuing validity of our opinion as set forth herein.  We assume no responsibility to inform IAC, New Match Merger Sub, New IAC or Match of any such change or inaccuracy that may occur or come to our attention.

We are furnishing this opinion solely in connection with the filing of the Registration Statement.  We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz